Exhibit 4.3

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE, AND, EXCEPT AS SET FORTH HEREIN, MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND LAWS OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER, SUCH SALE, PLEDGE OR OTHER TRANSFER IS EXEMPT FROM SUCH REGISTRATION.

WARRANT TO PURCHASE STOCK

Corporation:	SIGILON THERAPEUTICS, INC.
Number of Shares:	1.25% Warrant Coverage as set forth below
Class of Stock:	Series A-1 Preferred
Initial Exercise Price:	$1.50 per share
Issue Date:	January 24, 2018
Expiration Date:	January 24, 2028

THIS WARRANT CERTIFIES THAT, for good and valuable consideration, the receipt of which is hereby acknowledged, PACIFIC WESTERN BANK or its registered assignees or transferee (“Holder”) is entitled to purchase the number of fully paid and nonassessable shares of the class of securities (the “Shares”) of the corporation (the “Company”) at the initial exercise price per Share (the “Warrant Price”) all as set forth above and as adjusted pursuant to Article 2 of this warrant, subject to the provisions and upon the terms and conditions set forth in this warrant.  This warrant is issued in connection with the extension of credit by Pacific Western Bank to the Company under the Loan and Security Agreement dated as of the Issue Date (as amended and in effect from time to time, the “Loan Agreement”).  Reference is made to Section 5.4 of this warrant, whereby Pacific Western Bank shall transfer this warrant to its parent company, PacWest Bancorp.  Holder may acquire the number of Shares equal to (a) the quotient derived by dividing (i) 1.25% of the aggregate principal amount of the Term Loans (as defined in the Loan Agreement) funded in cash (and not, for the avoidance of doubt, any interest or other amounts accreted to principal under the Term Loans (as defined in the Loan Agreement)) by (ii) the Warrant Price, minus (b) the number of Shares already issued in connection with partial exercises of this warrant, if any.

ARTICLE 1

EXERCISE

1.1          Method of Exercise.  Holder may exercise this warrant, in whole or in part, by delivering this warrant (and if this warrant is not registered in the name of Holder above, an assignment evidencing the assignment of this warrant to Holder), and a duly executed Notice of Exercise in substantially the form attached as Appendix 1 to the principal office of the Company.  Unless Holder is exercising the conversion right set forth in Section 1.2, Holder shall also deliver to the Company a check for the aggregate Warrant Price for the Shares being purchased.

1.2          Conversion Right.  In lieu of exercising this warrant as specified in Section 1.1, Holder may from time to time convert this warrant, in whole or in part, into a number of Shares determined by dividing (a) the aggregate Fair Market Value of the Shares or other securities otherwise issuable upon exercise of this warrant minus the aggregate Warrant Price of such Shares by (b) the Fair Market Value of one Share.  The Fair Market Value of the Shares shall be determined pursuant to Section 1.3.

1.3          Fair Market Value.  If the Shares are traded regularly in a public market, the “Fair Market Value” of the Shares shall be the closing price of the Shares (or the closing price of the Company’s stock into which the Shares are convertible) reported for the business day immediately before Holder delivers its Notice of Exercise to the Company.  If the Company’s common stock is not regularly traded in a public market, the Board of Directors of the Company shall determine Fair Market Value in its reasonable good faith judgment.

1.4          Delivery of Certificate and New Warrant.  Within ten (10) business days after Holder exercises or converts this warrant in the manner described in Section 1.1 or 1.2 above, the Company shall deliver to Holder certificates for the Shares acquired and, if this warrant has not been fully exercised or converted and has not expired, a new warrant of like tenor representing the Shares not so acquired.

1.5          Replacement of Warrants.  On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this warrant, the Company at its expense shall execute and deliver, in lieu of this warrant, a new warrant of like tenor and amount.

1.6          Treatment of Warrant Upon Acquisition of the Company.

1.6.1       “Acquisition.”  For the purpose of this warrant, “Acquisition” means (a) any sale, license, or other disposition of all or substantially all of the assets (including intellectual property) of the Company, or (b) any reorganization, consolidation, merger or sale of the voting securities of the Company or any other transaction where the holders of the Company’s securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction.

1.6.2       Exercise Upon Acquisition.  Upon the closing of any Acquisition in which the consideration to be received by the Company’s stockholders consists of cash, marketable securities, or a combination of both cash and marketable securities, this warrant shall be deemed to have been automatically converted pursuant to Section 1.2, and thereafter Holder shall participate in the Acquisition on the same terms as other holders of the same class of securities of the Company; provided that if the Fair Market Value of the Shares immediately prior to such Acquisition is less than the Warrant Price, then this warrant will expire immediately prior to such Acquisition.

1.6.3       Assumption of Warrant.  Upon the closing of any Acquisition not referred to in Section 1.6.2, the successor entity shall assume the obligations of this warrant, and this warrant shall thereafter be exercisable for the same securities and/or other property as would have been paid for the Shares issuable upon exercise of the unexercised portion of this warrant as if such Shares were outstanding on and as of the closing of such Acquisition, subject to further adjustment from time to time in accordance with the provisions of this warrant.

1.7          Joinder to Voting Agreement.  Following any exercise of this warrant and solely with respect to the Shares issued thereupon (and the shares of common stock, if any, issued upon conversion of such Shares), Holder shall, if the Company so requests in writing, become a party to, by execution and delivery to the Company of a counterpart signature page, joinder agreement, instrument of accession or similar instrument, the Company’s Voting Agreement (as amended and in effect from time to time, the “Voting Agreement”), only if (i) all holders of outstanding shares of the same class or series of securities as the Shares are then parties thereto, and (ii) such agreement is then by its terms in force and effect.  Provided that the conditions described in the foregoing clauses (i) and (ii) are met as to any such agreement at the time of any exercise of this warrant, Holder shall, effective upon such exercise, automatically become bound by, and the Shares issued upon such exercise (and the shares of common stock, if any, issuable upon conversion of such Shares), automatically become subject to, such Voting Agreement.

ARTICLE 2

ADJUSTMENTS TO THE SHARES

2.1          Stock Dividends, Splits, Etc.  If the Company declares or pays a dividend on its common stock payable in common stock, or other securities, or subdivides the outstanding common stock into a greater amount of common stock, then upon exercise of this warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend or subdivision occurred.

2.2          Reclassification, Exchange or Substitution.  Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this warrant, Holder shall be entitled to receive, upon exercise or conversion of this warrant, the number and kind of securities and property that Holder would have received for the Shares if this warrant had been exercised immediately before such reclassification, exchange, substitution, or other event.  Such an event shall include any automatic conversion of the outstanding or issuable securities of the Company of the same class or series as the Shares to common stock pursuant to the terms of the Company’s Certificate of Incorporation upon the closing of a registered public offering of the Company’s common stock.  The Company or its successor shall promptly issue to Holder a new warrant for such new securities or other property.  The new warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise of the new warrant.  The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

2.3          Adjustments for Combinations, Etc.  If the outstanding Shares are combined or consolidated, by reclassification, reverse split or otherwise, into a lesser number of Shares, the Warrant Price shall be proportionately increased, and the number of Shares issuable under this warrant shall be proportionately decreased.  If the outstanding Shares are subdivided, split or multiplied, by reclassification, a stock dividend resulting in the issuance of additional Shares or otherwise, into a greater number of Shares, the Warrant Price shall be proportionately decreased, and the number of Shares issuable under this warrant shall be proportionately increased.

2.4          Adjustments for Diluting Issuances.  In the event of the issuance (a “Diluting Issuance”) by the Company after the Issue Date of securities at a price per share less than the Warrant Price, then the number of shares of common stock issuable upon conversion of the Shares shall be adjusted in accordance with those provisions of the Company’s Certificate of Incorporation that apply to Diluting Issuances.

2.5          Certificate as to Adjustments.  Upon each adjustment of the Warrant Price, the Company at its expense shall, within ten (10) business days following such adjustment, compute such adjustment, and furnish Holder with a certificate from a Responsible Officer (as defined in the Loan Agreement) setting forth such adjustment and the facts upon which such adjustment is based.  The Company shall, upon written request form Holder, furnish Holder a certificate from a Responsible Officer setting forth the Warrant Price in effect upon the date thereof and the series of adjustments leading to such Warrant Price.

2.6          Fractional Shares.  Notwithstanding any other provision of this warrant, no fractional Shares shall be issuable upon exercise or conversion of the warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share.  If a fractional share interest arises upon any exercise or conversion of the warrant, the Company shall eliminate such fractional share interest by paying Holder the amount computed by multiplying the fractional interest by the Fair Market Value of a full Share.

ARTICLE 3

REPRESENTATIONS AND COVENANTS OF THE COMPANY

3.1          Representations and Warranties.  The Company hereby represents and warrants to the Holder as follows:

(a)           The initial Warrant Price referenced on the first page of this warrant is not greater than the price per share for which shares of the same class or series of securities as the Shares were last sold and issued prior to the Issue Date in an arms-length transaction in which at least $500,000 of such shares were sold.

(b)           All Shares which may be issued upon the exercise of the purchase right represented by this warrant, and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for (i) herein, (ii) under the Voting Agreement (to the extent Holder is then a party thereto or otherwise subject thereto in accordance with the provisions of Section 1.7 above), or (iii) under applicable federal and state securities laws.

(c)           The Company’s capitalization table attached to this warrant is true and complete as of the Issue Date.

3.2          Notice of Certain Events.  The Company shall provide Holder with not less than 10 days prior written notice of, including a description of the material facts surrounding, any of the following events:  (a) declaration of any dividend or distribution upon its common stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) offering for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (c) effecting any reclassification or recapitalization of common stock; or (d) the merger or consolidation with or into any other corporation, or sale, lease, license, or conveyance of all or substantially all of its assets, or liquidation, dissolution or winding up.

3.3          Information Rights.  Prior to the initial public offering of the Company’s common stock, and for so long as the Holder holds this warrant and/or any of the Shares, the Company shall deliver to the Holder within one hundred eighty (180) days after the end of each fiscal year of the Company, the annual audited financial statements of the Company certified by independent public accountants of recognized standing, at the same time as the Company delivers the same to the stockholders of the Company; provided, however, the Company shall not be required to provide the foregoing so long as the Loan Agreement is in effect and the Company may cease providing the information set forth in this Section 3.3 during any period that it ceases providing similar information to its Major Investors (as defined in that certain Investors’ Rights Agreement among the Company and the other parties thereto dated as of March 21, 2016 (as amended and in effect from time to time, the “IRA”, a copy of which is attached hereto as Exhibit A), pursuant to the terms of the IRA.  The information rights set forth in this Section 3.3 shall terminate and be of no further force and effect upon the earliest of (a) the closing of the Company’s initial public offering of its common stock pursuant to an effective registration statement under the Act, (b) the consummation of a Deemed Liquidation Event (as defined in the Company’s Certificate of Incorporation), or (c) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Securities Exchange Act of 1934, as amended.

3.4          Registration Under the Act.  The Company agrees that the Shares or, if the Shares are convertible into common stock of the Company, such common stock, shall be “Registrable Securities”, and Holder shall be a “Holder” under the IRA.

ARTICLE 4

REPRESENTATIONS AND COVENANTS OF THE HOLDER

4.1          Representations and Warranties.  The Holder hereby represents and warrants to the Company as follows:

(a)           This warrant and the securities to be acquired upon exercise of this warrant by Holder are being acquired for investment for Holder’s account, not as a nominee or agent, and not with a view to the public resale or distribution within the meaning of the Act.  Holder also represents that it has not been formed for the specific purpose of acquiring this warrant or the Shares.

(b)           Holder is aware of the Company’s business affairs and financial condition and has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this warrant and its underlying securities.  Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this warrant and its underlying securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Holder or to which Holder has access.

(c)           Holder understands that the purchase of this warrant and its underlying securities involves substantial risk.  Holder has experience as an investor in securities of companies in the development stage and acknowledges that Holder can bear the economic risk of such Holder’s investment in this warrant and its underlying securities and has such knowledge and experience in financial or business matters that Holder is capable of evaluating the merits and risks of its investment in this warrant and its underlying securities and/or has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables Holder to be aware of the character, business acumen and financial circumstances of such persons.

(d)           Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Act.

(e)           Holder understands that this warrant and the Shares issuable upon exercise hereof have not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Holder’s investment intent as expressed herein.  Holder understands that this warrant and the Shares issued upon any exercise hereof must be held indefinitely unless subsequently registered under the Act and qualified under applicable state securities laws, or unless exemption from such registration and qualification are otherwise available.  Holder is aware of the provisions of Rule 144 promulgated under the Act.

4.2          Market Stand-off Agreement.  The Holder agrees that the Shares shall be subject to the market standoff provisions in Section 2.11 of the IRA.

4.3          No Voting Rights.  Holder, as a Holder of this warrant, will not have any voting rights until the exercise of this warrant.

ARTICLE 5

MISCELLANEOUS

5.1          Term: Exercise Upon Expiration.  This warrant is exercisable in whole or in part, at any time and from time to time on or before the Expiration Date set forth above.  If this warrant has not been exercised prior to the Expiration Date, and if the Fair Market Value of the Shares as of the Expiration Date is greater than the Warrant Price, this warrant shall be deemed to have been automatically exercised on the Expiration Date by “cashless” conversion pursuant to Section 1.2 as to all Shares (or such other securities) for which it shall not previously have been exercised.

5.2          Legends.  This warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AS SET FORTH IN THAT CERTAIN WARRANT TO PURCHASE STOCK ISSUED BY THE ISSUER TO PACIFIC WESTERN BANK DATED JANUARY 24, 2018, MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND LAWS OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER, SUCH SALE, PLEDGE OR OTHER TRANSFER IS EXEMPT FROM SUCH REGISTRATION.

5.3          Compliance with Securities Laws on Transfer.  This warrant and the Shares issuable upon exercise of this warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company).  The Company shall not require Holder to provide an opinion of counsel if the transfer is to PacWest Bancorp or any other affiliate of Holder or if there is no material question as to the availability of current information as referenced in Rule 144(c), Holder represents that it has complied with Rule 144 (d) and (e) in reasonable detail, the selling broker represents that it has complied with Rule 144(f), and the Company is provided with a copy of Holder’s notice of proposed sale.

5.4          Transfer Procedure.  After receipt by Pacific Western Bank of this warrant, Pacific Western Bank will transfer all of this warrant to its parent company, PacWest Bancorp.  Subject to the provisions of Section 5.3, Holder may transfer all or part of this warrant or the Shares issuable upon exercise of this warrant (or the securities issuable, directly or indirectly, upon conversion of the Shares, if any) by giving the Company notice of the portion of the warrant being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this warrant to the Company for reissuance to the transferee(s) (and Holder, if applicable); provided, that any subsequent transferee other than PacWest Bancorp shall agree in writing with the Company to be bound by all of the terms and conditions of this warrant.  No surrender or reissuance shall be required for the transfer to PacWest Bancorp or a transfer to any other affiliate of Holder.  Notwithstanding any contrary provision herein, at all times prior to the initial public offering of the Company’s common stock, Holder may not, without the Company’s prior written consent, transfer this warrant or any portion hereof, or any Shares issued upon any exercise hereof, or any shares or other securities issued upon any conversion of any Shares issued upon any exercise hereof, to any person or entity who directly competes with the Company, except in connection with an Acquisition of the Company by such a direct competitor.

5.5          Notices.  All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company or the Holder, as the case may be, in writing by the Company or such Holder from time to time.  All notices to the Holder shall be addressed as follows:

PacWest Bancorp

Attn:  Warrant Administrator

406 Blackwell Street, Suite 240

Durham, NC 27701

Notice to the Company shall be addressed as follows until Holder receives notice of a change in address:

Sigilon Therapeutics, Inc.

Attn: Chief Financial Officer

161 First Street, Suite 2C

Cambridge, MA 02142

With a copy (which shall not constitute notice) to:

Ropes & Gray LLP

Attn: Marc A. Rubenstein

Prudential Tower, 800 Boylston Street

Boston, Massachusetts 02199

5.6          Amendments.  This warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

5.7          Attorneys’ Fees.  In the event of any dispute between the parties concerning the terms and provisions of this warrant, the party prevailing in such dispute shall be entitled to collect from the other party all reasonable and documented costs incurred in such dispute and approved by a court of competent jurisdiction, including reasonable and documented attorneys’ fees.

5.8          Counterparts.  This warrant may be executed in counterparts, all of which together shall constitute one and the same agreement.  Any signature page delivered electronically shall be binding to the same extent as an original signature page with regards to any agreement subject to the terms hereof or any amendment thereto.

5.9          Governing Law.  This warrant shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its principles regarding conflicts of law.

5.10        Headings.  The headings in this warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this warrant.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Warrant to Purchase Stock as of the date set forth above.

SIGILON THERAPEUTICS, INC.

By:	/s/ Paul Wotton
Name:	Paul Wotton
Title:	President

PACIFIC WESTERN BANK

By:	/s/ Scott Hansen
Name:	Scott Hansen
Title:	Senior Vice President

[Signature Page to Warrant to Purchase Stock]